UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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AMAG PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

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**VOTE ‘FOR’ THE MERGER OF AMAG AND ALLOS TODAY**

**REJECT MSMB CAPITAL’S ATTEMPTS TO DERAIL THE MERGER**

At AMAG Pharmaceuticals’ Special Meeting of Stockholders to be held on October 21, 2011 at 9:00 a.m., local time, at Cooley LLP located at 500 Boylston St., Boston, Massachusetts 02116, you will be asked to vote upon (i) a proposal to approve the issuance of shares of AMAG common stock to the stockholders of Allos Therapeutics, Inc. in connection with the merger with Allos and (ii) an adjournment of the AMAG Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal referred to in clause (i).

On July 19, 2011, AMAG entered into a definitive merger agreement with Allos, under which AMAG and Allos would combine in an all-stock merger under which Allos stockholders will receive a fixed ratio of 0.1282 shares of AMAG common stock for each share of Allos common stock they own.

Your Board has determined that the merger with Allos is advisable and fair to, and in the best interests of, AMAG stockholders.  Accordingly, the Board unanimously recommends that you vote “FOR” the merger agreement.  Your vote is important — please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided today, or follow the instructions on the enclosed WHITE proxy card to vote by telephone or over the Internet.

VOTE FOR THE MERGER WITH ALLOS

Your Board believes that the combination with Allos will create a financially strong company with an enhanced revenue stream from an expanded product portfolio that leverages a streamlined infrastructure.  The proposed merger with Allos, among other things:

• Expands access to the hematology/oncology market for Feraheme in its current chronic kidney disease indication and, if approved by the U.S. Food and Drug Administration, a potentially broader iron deficiency anemia indication;

• Enables the combined company to realize expected annual synergies of $55-60 million;

• Leverages existing commercial infrastructure and cost-base in the hematology/oncology space;

• Spreads public company costs over a larger revenue base; and

• Provides further revenue opportunities and diversification through new geographical markets and additional indications.

As a combined company, we believe we will be better positioned for future growth and value generation as a profitable specialty pharmaceutical company focused on the hematology/oncology segment.

DO NOT RELY ON MSMB CAPITAL’S ILLUSORY PROPOSAL AND FLAWED ANALYSIS

Your Board, after consultation with its legal and financial advisors, unanimously opposed the non-binding proposal by MSMB Capital.

Your Board believes that a credible proposal must deliver compelling value, and include, among other things, a financing commitment that would be sufficient to complete a transaction.  In addition, a credible proposal should contain sufficient detail to demonstrate that it provides market-standard provisions that assure certainty of completion.  MSMB Capital’s proposal does not meet these requirements. Further, if the merger with Allos is not approved, MSMB Capital could fail to make a binding offer to acquire AMAG at all or could make such an offer at less than the proposed $18 per share.

In addressing MSMB Capital’s non-binding proposal, an Institutional Shareholder Services report of October 8, 2011 recognized the illusory nature of MSMB Capital’s proposal in stating:

“… it seems clear from review of the public documents and engagement with MSMB that AMAG shareholders should not consider MSMB’s ostensible $18 offer their next best alternative to the Allos tie-up. MSMB has made little information available about its ability to obtain the $380 million its offer would require — a striking and still-unaddressed failure of credibility in a hostile bidder trying to unseat an agreed deal. AMAG shares have traded at a substantial discount to the nominal value of the MSMB offer since it was announced, signaling that the market remains as skeptical about MSMB’s offer as the board was.”

AMAG stockholders should be seriously concerned with MSMB Capital’s failure to understand AMAG’s business, the strategic rationale of the Allos merger and the expected synergies with Allos.  Below we set out select examples of MSMB Capital’s flawed analysis and erroneous conclusions and set the record straight with the facts.

✗             MSMB Capital’s Flawed Analysis:

MSMB Capital states that “Feraheme is not primarily prescribed by oncologists and hematologists…rather, Feraheme is used largely by nephrology practices, hospitals and specifically administered by their supportive care specialists (nurses, etc.) and should be marketed as such.”

✓             The Facts:

Despite MSMB Capital’s assertions to the contrary, it is exactly hematologists and oncologists who are the primary prescribers of Feraheme. Nephrologists’ offices use a very small amount of IV iron for two reasons: (1) because of the potentially life-threatening side effects (i.e., severe hypersensitivity reactions and hypotension) associated with all IV iron products, these physicians do not feel comfortable administering these products in their offices where they lack necessary resuscitative equipment to deal with these reactions and (2) they lack the necessary space or equipment to administer IV drugs in their offices. The use of Feraheme in dialysis centers is extremely limited due to the new prospective payment system for Medicare patients with chronic kidney disease which went into effect January 1, 2011, which incentivizes health care providers who treat dialysis patients to use the lowest priced drugs in each product class. Because FOLOTYN® is also marketed to hematologists and oncologists we believe that there are significant commercial synergies associated with the proposed acquisition of Allos by AMAG. After the acquisition, AMAG will be able to market both products with a single sales force of 70-75 representatives as opposed to the combined, aggregate sales force of approximately 125 persons that exists today.

✗             MSMB Capital’s Flawed Analysis:

MSMB Capital states that FOLOTYN® is an orphan drug and therefore will face generic competition in 2016. As a basis for this contention, MSMB Capital states that it:

“…believe[s] that it is unlikely that Folotyn’s 6,028,071 and 7,622,470 patents will adequately protect it from generic competition [because those] patents are ‘method of use’ patents and are widely considered to be less robust than ‘composition of matter’ patents….The Folotyn ‘method of use’ patent is based on the novelty of using an antifolate to treat cancer and that concept is of questionable inventive ingenuity. Scientists, oncologists and pharmaceutical manufacturers have long known that antifolates are generally potent anticancer compounds, and pralatrexate (Folotyn) is a traditional antifolate. Accordingly, seasoned pharmaceutical investors believe that relying on a ‘method of use’ patent is risky because many of such patents do not withstand legal challenge.”

✓             The Facts:

The patent 6,028,071 covering FOLOTYN® is a composition patent, not a method of use patent as alleged by MSMB Capital. It is currently scheduled to expire in 2017, and is the subject of an application for patent term extension that, if granted, would move the expiration date by up to five years later than 2017, or 2022. Although further review by the U.S. Patent and Trademark Office is required, the U.S. Food and Drug Administration issued a favorable Final Eligibility Letter on August 9, 2011, establishing that the applicable regulatory review period for FOLOTYN® exceeded ten years in the testing phase, and, thereby, the FDA set the stage for a five-year extension of the patent term.

While FOLOTYN® patent 7,622,470 is indeed a method of use patent, contrary to the allegations of MSMB Capital, this type of patent can be a valuable member of a pharmaceutical patent portfolio. For example, in a decision last year(1) involving an attempt by generic drug manufacturer Teva Pharmaceuticals to invalidate patents held by Eli Lilly and Company for its blockbuster drug Evista®, the Federal Circuit upheld Lilly’s method of use patents for Evista® while upholding invalidation of claims in patents asserted by Lilly directed to compositions. In other words, Lilly’s method of use patents prevented Teva from manufacturing Evista®, whereas its composition patents failed to do so. The FOLOTYN® patent 7,622,470 is currently scheduled to expire in 2025 and, we believe, similarly contributes to the Allos patent portfolio. The opinion of MSMB Capital that FOLOTYN® is “a traditional antifolate” and that it is “long known that antifolates are generally potent anticancer compounds” is no more a basis for invalidating this patent than it is for a doctor to treat all forms of cancer with “a traditional antifolate.” The fact is that all cancers are not alike, and the informed treatment of cancer requires selection of a therapeutic approach based on the type of cancer involved. In that respect, the FDA has approved FOLOTYN® for the treatment of relapsed or refractory peripheral T-cell lymphoma and the U.S. Patent and Trademark Office has issued patent

(1)  Eli Lilly and Company v. Teva Pharmaceuticals USA, Inc., 619 F.3d 1329 (Fed. Cir. 2010).

7,622,470 covering a method of treatment, among other things, of peripheral T cell lymphoma using 10-propargyl-10-deazaaminopterin, which is the scientific name for FOLOTYN®.

✗             MSMB Capital’s Flawed Analysis:

MSMB Capital incorrectly states that “there are a variety of applications” for Feraheme.

✓             The Facts:

While AMAG believes that there may be several viable future applications for Feraheme after the conduct of appropriate clinical trials, filing the necessary marketing applications and obtaining the necessary regulatory approvals from the FDA, Feraheme is currently approved solely for the treatment of iron deficiency anemia in adult patients with chronic kidney disease.

✗             MSMB Capital’s Flawed Analysis:

MSMB Capital states “to expand and develop new markets for Feraheme, AMAG must expand its sales and distribution network in hospitals as well as into the gastroenterology, cardiology and women’s health sectors.”

✓             The Facts:

Feraheme’s only current approved indication is for chronic kidney disease patients. An expansion in marketing efforts for Feraheme into these multiple other areas at this time would likely constitute off-label promotion in violation of Federal law as few chronic kidney disease patients are known to be treated in these settings. If, and only if, AMAG receives a broader indication for Feraheme after completing the necessary clinical trials and obtaining the necessary regulatory approvals would it become appropriate to research sales and marketing expansion into areas beyond the current indication.

Your Board believes that MSMB Capital’s failure to understand AMAG’s business, the strategic rationale of the Allos merger and the synergies that are expected to result from the merger with Allos result in MSMB Capital reaching the wrong conclusion about the Allos merger.

WE BELIEVE MSMB CAPITAL’S INTERESTS ARE NOT ALIGNED

WITH THOSE OF OTHER AMAG STOCKHOLDERS

MSMB Capital’s disclosure reveals that in the past two years it has held stock in AMAG for less than three months prior to the date of the Special Meeting (except for a single purchase and sale of 250 shares).  During that time, MSMB Capital has taken short positions in AMAG’s stock on more than one occasion.  We believe that MSMB Capital’s trading history in AMAG stock indicates that its interests are not aligned with those of other AMAG stockholders.  Rather, we believe such trading history indicates that MSMB Capital is primarily interested in generating short term gains from trading in AMAG stock.  Accordingly, we urge AMAG stockholders not to support MSMB Capital’s efforts to derail the merger with Allos.

YOUR VOTE IS EXTREMELY IMPORTANT REGARDLESS

OF THE NUMBER OF SHARES YOU OWN

Whether or not you plan to attend the Special Meeting in person, we urge you to vote ‘FOR’ (i) the proposal to approve the issuance of shares of AMAG common stock to the Allos stockholders in connection with the merger and (ii) the adjournment of the AMAG Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal referred to in clause (i) by signing, dating and mailing the enclosed WHITE proxy card in the postage-paid envelope provided, or by following the instructions on the enclosed proxy card to vote by telephone or over the Internet.

Failure to submit a proxy card or vote at the AMAG Special Meeting will result in your shares not being counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the AMAG Special Meeting, and will have no effect on the outcome of AMAG’s proposals.

Affirmatively electing to abstain from voting will result in your proxy being counted as present for the purpose of determining the presence of a quorum for the AMAG Special Meeting, but your proxy not being voted at the AMAG Special Meeting. As a result, such abstention will have the same effect as voting “AGAINST” the AMAG proposals.

We urge all stockholders to disregard MSMB Capital’s efforts to derail the merger with Allos by taking the following steps:

1.     Discarding any materials that may have been sent to you by MSMB Capital;

2.     If you have signed MSMB Capital’s BLUE proxy card, you may revoke that proxy by signing, dating and mailing the enclosed WHITE proxy card in the postage-paid envelope provided, or by following the instructions on the enclosed WHITE proxy card to vote by telephone or over the Internet; and

3.     Even if you have not signed MSMB Capital’s BLUE proxy card, you can show your support for the Board and fellow stockholders by signing, dating and mailing the enclosed WHITE proxy card in the postage-paid envelope provided, or by following the instructions on the enclosed WHITE proxy card to vote by telephone or over the Internet.

If you have any questions or require assistance, please call:

199 Water Street, 26th Floor
New York, NY 10038-3560
Banks and Brokers Call (212) 440-9800
All Others Call Toll Free (888) 206-0860
Email: amag@georgeson.com

Additional Information and Where You Can Find It

AMAG has filed a Registration Statement on Form S-4 containing a joint proxy statement/prospectus of Allos and AMAG and other documents concerning the proposed acquisition with the Securities and Exchange Commission. The SEC declared the Registration Statement on Form S-4 effective on September 14, 2011. Investors are urged to read the joint proxy statement/prospectus and other relevant documents filed with the SEC because they contain important information. Security holders may obtain a free copy of the proxy statement/prospectus and other documents filed by Allos and AMAG with the SEC at the SEC’s website at http://www.sec.gov. The joint proxy statement/prospectus and other documents may also be obtained for free by contacting Allos’ Investor Relations by e-mail at investorrelations@allos.com, by telephone at (303) 426-6262 or by mail at Investor Relations, Allos Therapeutics, Inc., 11080 CirclePoint Road, Suite 200, Westminster, CO 80020 or by contacting AMAG’s Investor Relations by e-mail at cmiceli@amagpharma.com, by telephone at (617) 498-3361 or by mail at Investor Relations, AMAG Pharmaceuticals, Inc., 100 Hayden Avenue, Lexington, MA 02421.

Allos, AMAG, certain of their respective directors, executive officers, members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding Allos’ directors and executive officers and their beneficial ownership of Allos’ common stock is also set forth in Allos’ annual proxy statement on Schedule 14A filed with the SEC on April 29, 2011. This document is available free of charge at the SEC’s website at http://www.sec.gov or by going to Allos’ Investors page on its corporate website at http://www.allos.com. Information concerning AMAG’s directors and executive officers and their beneficial ownership of AMAG’s common stock is set forth in AMAG’s annual proxy statement on Schedule 14A filed with the SEC on April 18, 2011. This document is available free of charge at the SEC’s website at http://www.sec.gov or by going to AMAG’s Investors page on its corporate website at http://www.amagpharma.com. Additional information regarding the persons who may, under the rules of the SEC, be deemed “participants” in the solicitation of proxies in connection with the proposed merger, and a description of their direct and indirect interests in the proposed merger, which may differ from the interests of Allos’ investors or AMAG’s investors generally, are set forth in the joint proxy statement/prospectus filed with the SEC.

0 14475 AMAG PHARMACEUTICALS, INC. PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 21, 2011 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, revoking all prior proxies, hereby appoint(s) Brian J.G. Pereira, M.D. and Joseph L. Farmer, and each of them, with full power of substitution, as proxies to represent and vote as designated herein, all shares of stock of AMAG Pharmaceuticals, Inc., or the Company, which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held at Cooley LLP, 500 Boylston St., Boston, Massachusetts 02116, on October 21, 2011 at 9:00 a.m., local time, and at any adjournments or postponements thereof. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED (1) "FOR" PROPOSAL 1 AND (2) "FOR" PROPOSAL 2. (Continued and to be signed on the reverse side)

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. To approve the issuance of shares of AMAG common stock, par value $0.01 per share, in connection with the merger contemplated by the Agreement and Plan of Merger and Reorganization, dated as of July 19, 2011, as amended on August 8, 2011, by and among AMAG, Allos and Alamo Acquisition Sub, Inc., a wholly-owned subsidiary of AMAG. 2. To approve the adjournment of the AMAG Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of AMAG Proposal 1. FOR AGAINST ABSTAIN JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 SPECIAL MEETING OF STOCKHOLDERS OF AMAG PHARMACEUTICALS, INC. October 21, 2011 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Special Meeting. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1 AND PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x --------------- ---------------- 00030030000000001000 0 102111 COMPANY NUMBER ACCOUNT NUMBER IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS' MEETING TO BE HELD ON OCTOBER 21, 2011. This Proxy Statement and the Proxy Card are available free of charge at www.amagpharma.com. Mark box at right if you plan to attend the Special Meeting.